Exhibit 99.1

Hawthorn Bancshares Announces 1st Quarter Earnings of $0.26 Per Diluted Share
Lee’s Summit, MO
May 6, 2008

Hawthorn Bancshares of Lee’s Summit, MO (NASDAQ: HWBK), a financial services company, announced today first quarter earnings of $0.26 per diluted share, up 8% from diluted earnings per share of $0.24 for the fourth quarter of 2007 and down 53% from diluted earnings per share of $0.55 for the first quarter 2007.

Net income for the 3 months ended March 31, 2008 of $1.1 million increased $0.1 million when compared with fourth quarter 2007. Compared with the first quarter of 2007, net income is down $1.2 million.

For the quarter, the annualized return on average equity was 3.88% and the annualized return on average assets was 0.36% compared with 8.98% and 0.83%, respectively, for first quarter 2007.

In commenting on earnings performance, Chairman & CEO James E. Smith said, “We decided to strengthen our allowance for loan losses during the first quarter by taking a $1.65 million provision, thus increasing our percentage of allowance to total loans to 1.08% compared with 1.02% at year-end 2007 and 1.13% at March 31, 2007. While Hawthorn’s underlying business remains strong, the recent slowdown in the commercial development and construction market has led to an increase in nonperforming assets throughout the banking industry.” During the quarter, Hawthorn’s nonperforming assets increased $4.5 million. Mr. Smith added, “We continue to closely monitor the financial health of our borrowers through proactive risk management procedures.”

The Company experienced moderate loan growth primarily in the commercial construction and real estate mortgage portfolios. Although the net interest margin for first quarter of 2008 declined to 3.55% (compared with 3.75% for the same period in 2007), net interest income actually rose $0.4 million as a result of the higher volume of earning assets.

Financial performance was also affected by a $0.2 million decrease in other noninterest income and a $0.5 million increase in other noninterest expense. The increased noninterest expense relates, in part, to growth of the Company’s branch banking network and expansion in various technology areas including check imaging and electronic item capture.

Comparing March 31, 2008 balances with December 31, 2007, total assets increased 3.1% to $1.2 billion. Loans, net of allowance for loan losses, increased 1.9% to $919.6 million, while investment securities increased 15.4% to $181.5 million. Total deposits decreased 0.5% to $916.8 million. During the same period, stockholders’ equity increased 1.0% to $112.2 million or 9.1% of total assets.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	March 31, 2008	December 31, 2007
Loans, net of allowance
for loan losses	$919,559,360	$901,996,263
Debt and equity securities	181,538,697	157,368,505
Total assets	1,233,427,311	1,195,804,079
Deposits	916,791,372	921,257,291
Stockholders' equity	112,194,684	111,198,823
Three Months		Three Months
Statement of income information:	Ended March 31, 2008	Ended March 31, 2007
Total interest income	$18,425,666	$18,030,683
Total interest expense	8,881,266	8,894,983

Net interest income	9,544,400	9,135,700
Provision for loan losses	1,650,000	225,000
Noninterest income	2,368,181	2,523,388
Noninterest expense	8,644,648	8,133,800

Pre-tax income	1,617,933	3,300,288
Income taxes	531,058	993,621

Net income	1,086,875	2,306,667

Earnings Per Share:
Basic:	$0.26	$0.55
Diluted:	$0.26	$0.55
Key financial ratios:	March 31, 2008	December 31, 2007
Return on average assets	0.36%	0.67%
Return on average equity	3.88%	7.22%
Allowance for loan losses to total loans	1.08%	1.02%
Nonperforming loans to total loans	1.10%	0.67%
Allowance for loan losses to nonperforming loans	97.65%	152.54%

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.